Exhibit 5.2

The Addressees named in the First Schedule

26 June 2025

Dear Sirs

P&O Princess Special Voting Trust

We have acted as Cayman Islands counsel to The Law Debenture Trust Corporation (Cayman) Limited (the "Trustee") in connection with:

1	the voting trust deed (the "Trust Deed") dated 17 April 2003 by and between Carnival Corporation, a Panamanian corporation, ("Carnival Corporation") and the Trustee, pursuant to which the Depositor and the Trustee established the P&O Princess Special Voting Trust, a Cayman Islands law trust (the "Trust") and pursuant to which shares of beneficial interest in the Trust have been issued and the initial trust property of which was the P&O Princess Special Voting Share; and

2	the registration statement on Form S-8, including all amendments or supplements thereto ("Form S-8"), filed with the Securities and Exchange Commission on 26 June 2025, by Carnival Corporation and Carnival plc, a public limited company incorporated under the laws of England and Wales ("Carnival plc"), under the Securities Act of 1933, as amended (the "Registration Statement") relating to, among other things, the registration of 4,000,000 trust shares of beneficial interest in the Trust, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc.

We are furnishing this opinion as Exhibit 5.2 to the Registration Statement. Other terms used but not defined in this opinion are used as defined in the Trust Deed.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Trust Deed.

1.2	A letter from the Trustee to Carnival Corporation dated 17 April 2003 (the "Representation Letter").

1.3	The Form S-8.

2       Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The trusts powers and provisions of the Trust have been validly subsisting without interruption since 17 April 2003 and are validly subsisting at the date of this opinion.

2.2	All the present terms of the Trust are contained within the Trust Deed and no other documents or events are relevant to establishing the present terms of the Trust.

2.3	The Trustee has strictly complied at all times with the terms of the Trust and the trust laws of the Cayman Islands and P&O Princess Special Voting Share remains the trust property subject to the terms of the Trust.

2.4	The Trustee has now and has always had the power and authority to perform all its trusts and powers as trustee.

2.5	The Trustee has exercised and will exercise all powers conferred on it by the Trust Deed or by law in good faith and for the purposes for which they were conferred and for no collateral purpose.

2.6	The representations of the Trustee in the Representation Letter are as true and correct today as they were at the date of the Representation Letter and that the Trustee has performed and continues to perform the undertakings of the Trustee in the Representation Letter.

2.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	There is nothing under any law (other than Cayman Islands law) that would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

3       Opinions

Based on the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Trust is duly established and constitutes a validly existing trust under the laws of the Cayman Islands.

3.2	The P&O Trust Shares when issued as contemplated by the Registration Statement (the "P&O Trust Shares"), have been authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the P&O Trust Shares will constitute validly issued, fully paid and non-assessable Trust Shares and, in respect of such P&O Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

4	Qualification

The opinions expressed above are subject to the following qualifications:

4.1	Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.

4.2	The obligations of the Trustee may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.3	All the beneficiaries under the Trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.

We express no view as to whether the terms of the Trust Deed represent the intentions of the parties and make no comment with regard to the representations which may be made by Carnival Corporation or the Trustee.

This opinion is given today and may not be relied on at any later date. This opinion is given for your benefit for the purposes of the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the "Securities Act"). It may be relied on by the addressees only. It may not be relied on by any other person except with our prior written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP

Schedule

Carnival plc

100 Harbour Parade

Southampton SO15 1ST, United Kingdom

011 44 23 8065 5000

Carnival Corporation

3655 NW 87th Avenue

Miami, FL 33178-2428

United States of America

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